Pioneer Variable Contracts Trust --
Real Estate Growth Portfolio
60 State Street
Boston, MA  02109

February 1996

Dear Contract Holder,

I am writing to let you know that a special meeting will be held March 5, 1996, for contract holders of Pioneer Variable Contracts Trust -- Real Estate Growth Portfolio to vote on an important proposal. As a contract holder, you have the opportunity to voice your opinion on this matter.

This package contains information about the proposal, along with the proxy card for you to use when voting by mail. Please take a moment to read the enclosed materials and cast your vote on the yellow proxy card.

Your prompt vote will help save money. If a majority of the Portfolio's investors have not voted prior to the meeting, we must try to obtain their votes with additional mailings or phone solicitation. That is a costly process.

(callout in margin) Voting your units by mail is quick and easy. Everything you need is enclosed.

The proposal up for approval has been reviewed by the Board of Trustees of Pioneer Variable Contracts Trust -- Real Estate Growth Portfolio, whose primary role is to protect your interests as a contract holder. In the Trustees' opinion, the proposal is fair and reasonable. The Trustees recommend that you vote FOR the proposal.

(callout in margin) The Portfolio's Board of Trustees recommends that you vote FOR the proposal.

Here is what a FOR vote means for the proposal being considered.

Proposal 1:
Approve a new Subadvisory Agreement with Boston Financial Securities Inc. (BFS). As subadviser to the Portfolio, BFS will identify and analyze real estate industry companies, analyze market conditions, review investments in the Portfolio and furnish advisory reports. Under the proposed Subadvisory Agreement, Pioneering Management Corporation (PMC) will pay BFS an ongoing subadvisory fee. The Portfolio will not be responsible for paying any subadvisory fee to BFS; accordingly, there will be no increase in management fee or operating expenses for the Portfolio.

Cast your vote by completing and signing the yellow proxy card enclosed in this package. Please mail your completed and signed proxy as quickly as possible, using the postage-paid envelope provided.

(callout in margin) Please vote! Your vote is extremely important, no matter how many units you own.

Thank you for your prompt response.

Sincerely,

John F. Cogan, Jr.
Chairman

0196-3119

Pioneer Variable Contracts Trust --
Real Estate Growth Portfolio
60 State Street
Boston, MA  02109

URGENT
PLEASE VOTE TODAY

Dear Contract Holder,

Time is running out. You have not yet returned the proxy cards we sent for you to use in voting on the proposal up for consideration at Pioneer Variable Contracts Trust -- Real Estate Growth Portfolio's March 5, 1996, contract holder meeting. We need you to cast your vote today!

Voting now will help save money. If a majority of the Portfolio's investors have not voted before March 5, we must delay the meeting and begin the proposal and voting process all over again. This would be extremely costly.

If you have not already completed and returned the proxy cards included in our earlier packages, please take a moment now to complete the enclosed yellow proxy card and mail it to us today in the postage-paid envelope provided.

The proposal up for approval has been reviewed by the Board of Trustees of Pioneer Variable Contracts Trust -- Real Estate Growth Portfolio, whose primary role is to protect your interests as a contract holder. In the Trustees' opinion, the proposal is fair and reasonable. The Trustees recommend that you vote FOR the proposal. For your easy reference, on the back of this page is a summary of what a FOR vote would mean for the proposal.

Vote today! Your vote is extremely important, no matter how many units you own.

Thank you for your immediate response.

Sincerely,

John F. Cogan, Jr.
Chairman
back page

Here is what a FOR vote means for the proposal being considered.

Proposal 1:
Approve a new  Subadvisory  Agreement  with Boston  Financial  Securities,  Inc.
(BFS). As subadviser to the Portfolio, BFS will identify and analyze real estate industry companies, analyze market conditions, review investments in the Portfolio and furnish advisory reports. Under the proposed Subadvisory Agreement, Pioneering Management Corporation (PMC) will pay BFS an ongoing subadvisory fee. The Portfolio will not be responsible for paying any subadvisory fee to BFS; accordingly, there will be no increase in management fee or operating expenses for the Portfolio.


Please vote today! Your vote is extremely important, no matter how many units you own.


0196-3121